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Exhibit 3.42

AMENDED AND RESTATED ARTICLES OF ORGANIZATION
FOR
MAIN STREET PHARMACY, L.L.C.

        These Amended and Restated Articles of Organization of Main Street Pharmacy, L.L.C. to change the principal office and resident agent, and to effect certain other amendments to the Articles of Organization which were previously filed with the Maryland State Department of Assessments and Taxation on April 26, 1995, is hereby duly executed, acknowledged and filed by all of the current Members of the Company and persons authorized by the Company pursuant to Section 4A-101(c) of the Corporations and Associations Article of the Annotated Code of Maryland (the "Act"), who certify to the Maryland State Department of Assessments and Taxation that:

        1.    Name of Company.    The name of the limited liability company (the "Company") is:

MAIN STREET PHARMACY, L.L.C.

        2.    Purpose of Company.    The purpose for which the Company is formed is to acquire, own and operate retail professional pharmacies and to provide institutional pharmacy services, to perform any act not inconsistent with law which is appropriate to promote and attain the purposes set forth herein, and to engage in any other lawful activity which may be carried on by a limited liability company under the Act which the Members may from time to time authorize or approve.

        3.    Principal Office.    The address of the principal office of the Company in the State of Maryland shall be 7 East Lee Street, Baltimore, Maryland 21202.

        4.    Resident Agent.    The name and address of the resident agent of the Company shall be Stanton G. Ades, an individual being at least eighteen (18) years of age residing in the State of Maryland whose address shall be 7 East Lee Street, Baltimore, Maryland 21202.

        5.    Operating Agreement.    The Operating Agreement of the Company, and all modifications thereto, shall be in writing.

        6.    Term.    The latest date upon which the Company is to dissolve is December 31, 2036.

        IN WITNESS WHEREOF, the undersigned Members and authorized persons of the Company have as executed these Amended and Restated Articles of Organization on the 1st day of January, 1997, on behalf of the Company and acknowledge these Articles to be the act of the Company.

ATTEST:	PROFESSIONAL PHARMACY SERVICES, INC.
/s/ IRA C. GUBERNICK Ira C. Gubernick Secretary	By:	/s/ MICHAEL G. BRONFEIN Michael G. Bronfein, President	(SEAL)
NEIGHBORCARE PHARMACIES, INC.
/s/ IRA C. GUBERNICK Ira C. Gubernick Secretary	By:	/s/ MICHAEL G. BRONFEIN Michael G. Bronfein, President	(SEAL)

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  Exhibit 3.42
AMENDED AND RESTATED ARTICLES OF ORGANIZATION FOR MAIN STREET PHARMACY, L.L.C.